News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FISCAL FOURTH QUARTER AND FISCAL YEAR END

FINANCIAL RESULTS, DECLARES INCREASED QUARTERLY DIVIDEND

New Brunswick, New Jersey, October 30, 2023 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three months and fiscal year ended September 30, 2023.

The Company reported $2,185,000 in net income for the three months ended September 30, 2023 compared with net income of $2,430,000 for the three months ended September 30, 2022. The Company also reported net income of $7,709,000 for the year ended September 30, 2023 compared with $7,919,000 for the year ended September 30, 2022.

The Company’s basic and diluted earnings per share were $0.34 and $1.20 for the three months and year ended September 30, 2023, compared with basic and diluted earnings per share for the three months and year ended September 30, 2022 of $0.36 and $1.17, respectively.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.04 per share, which will be paid on November 24, 2023 to stockholders of record as of November 9, 2023.

“We are very pleased to report strong earnings for our full fiscal year”, stated John Fitzgerald, President and Chief Executive Officer. “While the inverted yield curve presented a challenging environment for the banking industry, compressing margins and increasing competition for deposits, Magyar was able to minimize its impact through balanced loan and deposit growth. This balanced growth resulted in a decline in Magyar’s loan-to-deposit ratio to 92.4% at September 30, 2023 from 94.2% one year earlier, providing room for continued loan growth to help offset rising funding costs.”

Mr. Fitzgerald continued, “As we look ahead to our next fiscal year, inflation and its impact on the economy will need to be closely monitored, but we are encouraged to see our loan pipeline remain strong and will continue maintaining strong underwriting standards.”

Results of Operations

Net income decreased $245,000, or 10.1%, to $2.2 million during the three-month period ended September 30, 2023 from $2.4 million for the three-month period ended September 30, 2022 from lower net interest and dividend income and higher non-interest expense. Net income decreased $210,000, or 2.7%, to $7.7 million during the year ended September 30, 2023 compared with $7.9 million for the year ended September 30, 2022 from higher non-interest expenses, partially offset by higher net interest and dividend income.

Net interest and dividend income decreased $233,000, or 3.2%, to $7.0 million for the three months ended September 30, 2023 from $7.2 million for the three months ended September 30, 2022. The decline was attributable to a 47 basis point decrease in the Company’s net interest margin to 3.36% for the quarter ended September 30, 2023 compared to 3.83% for the quarter ended September 30, 2022.

Interest and dividend income increased $2.5 million, or 30.8%, to $10.6 million for the three months ended September 30, 2023 from $8.1 million for the three months ended September 30, 2022. The average balance of interest-earning assets increased $75.4 million, or 10.0%, to $826.1 million, while the yield on such assets increased 81 basis points to 5.10% for the three months ended September 30, 2023 compared with 4.29% for the prior year period. The increase in yield on the Company’s assets was attributable to higher market interest rates between periods.

Interest expense increased $2.7 million, or 312.1%, to $3.6 million for the three months ended September 30, 2023 from $876,000 for the three months ended September 30, 2022. The average balance of interest-bearing liabilities increased $65.9 million, or 13.3%, between the two periods while the cost of such liabilities increased 185 basis points to 2.55% for the three months ended September 30, 2023 compared with 0.70% for the prior year period. Higher market interest rates were primarily responsible for the rise in the cost of the Company’s interest-bearing liabilities.

During the year ended September 30, 2023, net interest and dividend income increased $715,000, or 2.6%, to $27.7 million compared with $27.0 million for the year ended September 30, 2022. Growth in interest-earning assets more than offset the compression in the Company’s net interest margin from the inverted yield curve during the year.

The average balance of interest-earning assets increased $43.7 million, or 5.8%, to $791.4 million from $747.7 million, while the yield on such assets increased 86 basis points to 4.81% for the year ended September 30, 2023 compared with the prior year. Interest and dividend income increased $8.6 million, or 29.0%, to $38.1 million for the year ended September 30, 2023 from $29.5 million for the year ended September 30, 2022. The increase in yield on the Company’s assets was attributable to higher market interest rates. Partially offsetting these increases was a decrease in U.S. Department of the Treasury Paycheck Protection Program loan fees. The Company did not record any such fees during the year ended September 30, 2023 compared with $827,000 for the year ended September 30, 2022.

Interest expense increased $7.8 million, or 316.0%, to $10.3 million for the year ended September 30, 2023 from $2.5 million for the year ended September 30, 2022. The average balance of interest-bearing liabilities increased $38.4 million, or 7.8%, between the two periods while the cost of such liabilities increased 145 basis points to 1.96% for the year ended September 30, 2023 compared with 0.51% for the prior year. Higher market interest rates were primarily responsible for the rise in the cost of the Company’s interest-bearing liabilities for the year ended September 30, 2023.

The Company reversed $51,000 in loan loss provisions during the three months ended September 30, 2023 compared with $72,000 of reversals during the three months ended September 30, 2022. Net repayments in commercial real estate loans during the current quarter as well as improving economic data resulted in the provision release for the three months ended September 30, 2023. There were no charge-offs and $3,000 in loan recoveries for the three months ended September 30, 2023 compared with no loan charge-offs or recoveries for the prior year period. The provision for loan losses increased $77,000 to $381,000 for the year ended September 30, 2023 compared to $304,000 for the year ended September 30, 2022. There were $488,000 in loan charge-offs and $4,000 in loan recoveries for the year ended September 30, 2023 compared with no loan charge-offs and $54,000 in loan recoveries for the year ended September 30, 2022.

Non-interest income increased $15,000, or 1.8%, to $832,000 during the three months ended September 30, 2023 compared with $817,000 for the prior year period. The increase was primarily from service charges, partially offset by lower gains on the sales of loans. The Company’s service charge income increased $308,000, or 93.9%, to $636,000 compared with $328,000 during the three months ended September 30, 2022 from higher commercial loan prepayment fees received during the current quarter. Offsetting this increase were lower gains from the sale of SBA loans, which declined $290,000, or 78.2% to $81,000 during the three months ended September 30, 2023 compared with $371,000 during the three months ended September 30, 2022 due to a reduction in the volume of loans sold.

Non-interest income decreased $33,000, or 1.2%, to $2.7 million during the year ended September 30, 2023 compared with the year ended September 30, 2022. The Company’s service charge income increased $404,000, or 34.0%, to $1.6 million compared with $1.2 million for the prior year from higher commercial loan prepayment fees received during the current year. Offsetting this increase were lower gains from the sale of SBA loans, which declined $360,000, or 38.9%, to $565,000 during the year ended September 30, 2023 compared with $925,000 during the year ended September 30, 2022 during the three months ended September 30, 2022 due to a reduction in the volume of loans sold.

Non-interest expenses increased $332,000, or 7.1%, to $5.0 million during the three months ended September 30, 2023 from $4.7 million compared with the prior year period due to higher compensation, occupancy, and FDIC deposit insurance premium expenses. Compensation and benefit expense increased $211,000, or 7.2%, to $3.1 million for the three months ended September 30, 2023 compared with $2.9 million for the prior year period. The increase was due to stock award and stock option expenses related to the Company’s 2022 Equity Incentive Plan and increased director fees resulting from the addition of three new directors on September 22, 2022. Occupancy expenses increased $69,000, or 9.1%, to $831,000 from improvements to the Company’s branch locations as well as the elimination of off-site records previously held in storage. Deposit insurance premiums increased $41,000, or 74.5%, from higher insurance assessment rates implemented by the FDIC for all insured institutions effective January 1, 2023.

During the year ended September 30, 2023, non-interest expenses increased $1.0 million, or 5.7%, to $19.3 million compared to $18.3 million for the year ended September 30, 2022 due primarily to higher compensation and benefit expense, which increased $888,000, or 8.1%. Stock award and stock option expenses related to the Company’s 2022 Equity Incentive Plan resulted in a $658,000 increase in compensation expense. The increase was also attributable to higher director fees, which increased $149,000 for the addition of three new Directors. In addition, deposit insurance premiums increased $125,000, or 58.1%, to $340,000 from the higher FDIC insurance assessment rates for the year ended September 30, 2023.

Balance Sheet Comparison

Total assets increased $49.8 million, or 5.8%, to $907.3 million during the three months ended September 30, 2023 from $857.4 million at June 30, 2023, reflecting a $50.0 million increase in interest-earning deposits with banks and a $3.5 million increase in investment securities, offset by a $4.2 million decrease in net loans receivable.

During the year ended September 30, 2023, total assets increased $108.7 million, or 13.6%, to $907.3 million compared with $798.6 million for the prior year period. The increase was attributable to a $69.2 million increase in net loans receivable and a $41.3 million increase in interest-earning deposits with banks, offset by a $4.9 million decrease in investment securities.

Cash and interest-earning deposits with banks increased $50.1 million, or 223.7% to $72.5 million at September 30, 2023 from $22.4 million at June 30, 2023 from deposit inflows and net repayments in the Company’s loans receivable. Cash and interest-earning deposits with banks increased $41.6 million, or 134.5%, during the year ended September 30, 2023.

At September 30, 2023, investment securities totaled $96.0 million, reflecting a $3.5 million, or 3.8%, increase from June 30, 2023 and a $4.9 million, or 4.9%, decrease from September 30, 2022. Investment securities at September 30, 2023 consisted of $65.8 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $23.5 million in U.S. government-sponsored enterprise debt securities, $3.0 million in corporate notes, $3.5 million in municipal bonds and $207,000 in “private-label” mortgage-backed securities. There were no other-than-temporary-impairment charges for the Company’s investment securities for the year ended September 30, 2023.

Total loans receivable decreased $4.3 million, or 0.6%, during the quarter ended September 30, 2023 but have increased $69.3 million, or 11.2%, to $698.2 million during the year at September 30, 2023 from $628.9 million at September 30, 2022. The growth for the year occurred in commercial real estate loans, which increased $46.3 million, or 13.5%, to $389.1 million, in one-to four-family residential mortgage loans (including home equity lines of credit), which increased $21.6 million, or 9.3%, to $254.7 million, and in construction loans, which increased $6.6 million, or 43.5%, to $21.9 million. Offsetting these increases were declines in commercial business loans, which decreased $4.5 million, or 12.9%, to $30.2 million and in other consumer loans, which decreased $771,000, or 24.6%, to $2.3 million.

During the quarter our total non-performing loans increased $1.5 million, or 42.8%, to $5.1 million at September 30, 2023 from $3.6 million at June 30, 2023. The increase resulted from two residential mortgage loans totaling $386,000 and one land acquisition loan totaling $1.7 million, partially offset by the full repayment of one commercial real estate loan totaling $388,000 and the one residential mortgage loan totaling $171,000 that resumed making payments. The ratio of non-performing loans to total loans was 0.73% at September 30, 2023 compared to 0.45% at September 30, 2022.

The allowance for loan losses decreased by $103,000 during the year ended September 30, 2023 to $8.3 million compared with $8.4 million for the prior year. The allowance for loan losses as a percentage of non-performing loans decreased to 163.8% at September 30, 2023 compared with 297.5% at September 30, 2022. At September 30, 2023 our allowance for loan losses as a percentage of total loans was 1.19%, compared with 1.34% at September 30, 2022.

Total deposits increased $62.0 million, or 8.9%, during the three months ended September 30, 2023 to $755.5 million. The Bank added a new municipal depositor relationship during the quarter, representing $50.9 million of deposits at September 30, 2023. Also contributing to the increase was the return of seasonal deposit outflows that were temporarily withdrawn during the June quarter.

Total deposits increased $87.7 million, or 13.1%, during the year ended September 30, 2023. The growth in deposits during the year occurred in money market account balances, which increased $62.7 million, or 28.2%, to $284.9 million, in certificates of deposit (including individual retirement accounts) which increased $22.1 million, or 26.7%, to $104.7 million, in interest-bearing checking account balances, which increased $16.5 million, or 16.8% to $115.2 million, and in non-interest checking account balances, which increased $6.1 million, or 3.4%, to $188.5 million. Offsetting these increases was a decline in savings account balances, which decreased $19.7 million, or 24.1%, to $62.2 million.

Included in the Company’s total deposits was an estimated $109.3 million that was not collateralized and exceeded the FDIC’s insurance coverage limit of $250,000 at September 30, 2023 compared to $129.4 million at September 30, 2022.

Borrowings decreased $16.0 million, or 35.2%, to $29.5 million during the three months ended September 30, 2023. The Bank repaid short-term borrowings taken during the June quarter to cover seasonal deposit outflows. During the year ended September 30, 2023, borrowings increased $13.9 million, or 88.9%, to $29.5 million from long-term advances from the Federal Home Loan Bank of New York to fund loan originations.

On December 8, 2022, the Company announced a stock repurchase program of up to 5% of its outstanding shares, or up to 337,146 shares. The Company repurchased 100,830 shares at an average price of $11.80 per share through September 30, 2023, of which 25,468 shares were repurchased during the three months ended September 30, 2023 at an average price of $10.91.

Total equity increased $6.3 million, or 6.4%, to $104.8 million at September 30, 2023 from $98.5 million at September 30, 2022. The increase was attributable to the Company’s net income from operations totaling $7.7 million, partially offset by $1.3 million in dividends paid and $1.2 million in share repurchases. The Company’s book value per share increased to $15.70 at September 30, 2023 from $14.60 at September 30, 2022.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Today, Magyar operates seven branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater and Edison (2). Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, the COVID-19 or any other pandemic, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

 (Dollars In Thousands, Except for Per-Share Amounts)

	Three Months Ended		For the Year Ended
	September 30,		September 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Income Statement Data:
Interest and dividend income	$10,615	$8,114	$38,068	$29,503
Interest expense	3,610	876	10,334	2,484
Net interest and dividend income	7,005	7,238	27,734	27,019
Provision (credit) for loan losses	(51)	(72)	381	304
Net interest and dividend income after
provision for loan losses	7,056	7,310	27,353	26,715
Other income	832	817	2,682	2,715
Other expense	5,030	4,698	19,294	18,261
Income before income tax expense	2,858	3,429	10,741	11,169
Income tax expense	673	999	3,032	3,250
Net income	$2,185	$2,430	$7,709	$7,919

Per Share Data:
Net income per share-basic	$0.34	$0.36	$1.20	$1.17
Net income per share-diluted	$0.34	$0.36	$1.20	$1.17
Book value per share, at period end	$15.70	$14.60	$15.70	$14.60

Selected Ratios (annualized):
Return on average assets	1.00%	1.22%	0.92%	1.00%
Return on average equity	8.81%	10.00%	7.31%	7.61%
Net interest margin	3.36%	3.83%	3.50%	3.61%

	September 30,	June 30,	September 30,
	2023	2023	2022
	(Unaudited)	(Unaudited)
	(Dollars in Thousands)
Balance Sheet Data:
Assets	$907,292	$857,449	$798,543
Total loans receivable	698,206	702,530	628,904
Allowance for loan losses	8,330	8,378	8,433
Investment securities - available for sale, at fair value	10,125	8,734	9,229
Investment securities - held to maturity, at cost	85,835	83,720	91,646
Deposits	755,453	693,472	667,733
Borrowings	29,515	45,534	15,625
Shareholders' Equity	104,790	102,757	98,502

Asset Quality Data:
Non-performing loans	$5,084	$3,560	$2,835
Other real estate owned	328	291	281
Total non-performing assets	$5,412	$3,851	$3,116
Allowance for loan losses to non-performing loans	163.85%	235.34%	297.46%
Allowance for loan losses to total loans receivable	1.19%	1.19%	1.34%
Non-performing loans to total loans receivable	0.73%	0.51%	0.45%
Non-performing assets to total assets	0.60%	0.45%	0.39%
Non-performing assets to total equity	5.16%	3.75%	3.16%